Exhibit F-2

Clark, Thomas & Winters
A PROFESSIONAL CORPORATION

POST OFFICE BOX 1148
AUSTIN, TEXAS  78767

300 WEST 6TH STREET, 15TH FLOOR
AUSTIN, TEXAS 78701

TELEPHONE (512)472-8800
FAX (512) 474-1129

November 30, 2005

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

Ladies and Gentlemen:

With respect to the Application-Declaration, as amended, in File No. 70-10324 ("Application") of Entergy Corporation ("Entergy"), Entergy Services, Inc. and Entergy Louisiana, Inc. ("ELI") requesting approval by the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935 for (1) a restructuring in which (a) ELI will convert from a Louisiana corporation to a Texas corporation ("Holdings") and will continue in existence without a change in its identity; (b) Holdings immediately thereafter will effect a merger, pursuant to Article 5.01 of the Texas Business Corporation Act ("Merger"), whereby (i) Holdings will continue to exist and two new Texas limited liability companies, Entergy Louisiana, LLC ("ELL") and Entergy Louisiana Properties, LLC ("ELP"), will be created as its direct subsidiaries, (ii) ownership of substantially all of Holdings' property and assets (including all of its generation, transmission and distribution assets previously owned by ELI) will be allocated to ELL in return for all of the issued and outstanding Common Membership Interests of ELL, (iii) ownership of certain undeveloped real property and certain equity and debt investments held by Holdings in System Fuels, Inc. ("SFI"), Entergy's fuel procurement subsidiary, will be allocated to ELP in return for all of the issued and outstanding Common Membership Interests of ELP, and (iv) the liabilities and obligations of Holdings associated with the above-referenced undeveloped real property and the equity and debt investments in SFI will be allocated to and assumed by ELP, and substantially all of the remaining liabilities and obligations of Holdings will be allocated to and assumed by ELL; and (2) various other related transactions specifically described in the Application, we advise you that in our opinion:

In the event such restructuring and Merger, and related proposed transactions, are consummated in accordance with the Application, the order of the Commission to be issued with respect thereto and the authorizations of state and other regulatory commissions having jurisdiction in the premises:

(1) all state laws applicable to the participation by Holdings, ELL and ELP in the restructuring and Merger, and related proposed transactions, will have been complied with;

(2) Holdings will be duly organized and validly existing under the laws of the State of Texas;

(3) ELL and ELP will be duly created as limited liability companies under the laws of the State of Texas;

(4) the securities issued by ELI and outstanding immediately prior to the restructuring and Merger, and related transactions, will remain legally and validly issued and outstanding securities of Holdings immediately after the restructuring and Merger, and related transactions;

(5) the securities specified in the Application to be issued by ELL and ELP in connection with the restructuring and Merger, and related transactions, will, when authorized as required, and issued in accordance with their terms, be legally and validly issued; and

(6) Holdings will have legally acquired the outstanding Common Membership Interests in ELL and ELP.

We are members of the Texas Bar and express no opinion as to the laws of any other jurisdiction. As to all matters of law of the State of Louisiana, we have relied upon the opinion of even date herewith of Mark G. Otts, Esq., Senior Counsel-Corporate and Securities, filed as Exhibit F-1 to the Application. As to all matters of laws of the State of New York and the General Corporation Law of Delaware, we have relied upon the opinion of even date herewith of Thelen Reid & Priest LLP, filed as Exhibit F-3 to the Application. In rendering the foregoing opinions, we have not examined into and do not pass upon matters of compliance with state securities or blue sky laws.

This opinion may be relied on only by you and by Mark G. Otts, Esq., Senior Counsel-Corporate and Securities, Entergy Corporation, and Thelen Reid & Priest LLP and by no other persons without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Clark, Thomas & Winters,
a Professional Corporation